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                                                                    Exhibit 21.1

                      SUBSIDIARIES OF MEEMIC HOLDINGS, INC.

1.       MEEMIC Insurance Company, a Michigan corporation

2. MEEMIC Insurance Services Corporation, a Michigan corporation d/b/a MEIA Insurance Agency d/b/a Michigan Educators Insurance Agency d/b/a Michigan Educators Life Insurance Agency